UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Ashford Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-5292553
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

14185 Dallas Parkway, Suite 1100 Dallas, Texas	75254
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Explanatory Note

Effective as of October 31, 2016, Ashford Inc. changed its state of incorporation from Delaware to Maryland. This reincorporation was effectuated by a merger (the “Reincorporation Merger”) of Ashford Inc., a Delaware corporation (“Ashford Delaware”), with and into Ashford Inc., a Maryland corporation (“Ashford Maryland”), then a wholly-owned Maryland subsidiary established for such purpose. The Reincorporation Merger was approved by the requisite vote of stockholders at Ashford Delaware’s Special Meeting of Stockholders on October 27, 2016. As a result of the Reincorporation Merger, Ashford Maryland is deemed to be the successor issuer of Ashford Delaware under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Ashford Delaware and Ashford Maryland, as issuer and successor issuer, respectively, under Rule 12g-3 of the Exchange Act, are collectively referred to herein as the “Registrant.”

The Registrant is filing this Amendment No. 1 to the registration statement on Form 8-A filed by the Registrant with the Securities and Exchange Commission on November 17, 2014 (the “Registration Statement”) pursuant to Rule 12g-3 under the Exchange Act solely to update the Registration Statement as a result of the Registrant’s reincorporation in the State of Maryland from the State of Delaware pursuant to the Reincorporation Merger.

In accordance with Rule 414(d) under the Securities Act, except as modified by this Amendment No. 1, the Registrant, as successor issuer to Ashford Delaware pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

On November 16, 2014, the Board of Directors of Ashford Delaware declared a dividend of one preferred share purchase right (a “Right”) payable on November 27, 2014, for each outstanding share of Common Stock, par value $0.01 per share, outstanding on November 27, 2014 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from Ashford Delaware one one-thousandth of a share of Series A Preferred Stock, par value $0.01 per share (the “Preferred Shares”), of Ashford Delaware, at a price of $275 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment.  The description and terms of the Rights are set forth in the Amended and Restated Rights Agreement, dated August 12, 2015 (as amended, the “Rights Agreement”).  In connection with the Reincorporation Merger, the parties to the Rights Agreement entered into Amendment No. 1 to the Amended and Restated Rights Agreement (the “Rights Agreement Amendment”) for purposes of amending the Rights Agreement in order to make certain changes and provisions that are necessary to reflect the reincorporation of the Registrant to Maryland pursuant to the Reincorporation Merger and which do not adversely affect the interests of the holders of the Rights.  The Rights Agreement Amendment (which includes the Form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C) is incorporated herein by reference.

Item 2. Exhibits

The documents listed below are filed as exhibits to this Registration Statement.

Exhibit Number	Description
3.1

Amended and Restated Articles of Incorporation of Ashford Inc., a Maryland corporation, as filed with the Department of Assessments and Taxation of the State of Maryland on October 28, 2016 (incorporated herein by reference to Exhibit 3.1 to Ashford Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 1, 2016).

4.1

Amended and Restated Rights Agreement, dated August 12, 2015, between Ashford Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated herein by reference to Exhibit 10.3 to Ashford Inc.’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2015).

4.2

Amendment No. 1 to the Amended and Restated Rights Agreement, dated October 31, 2016, between Ashford Inc. and Computershare Trust Company, N.A., which includes the Form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C (incorporated herein by reference to Exhibit 4.1 to Ashford Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 1, 2016).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ASHFORD INC.

	By:	/s/ David A. Brooks
Name: David A. Brooks
Title: Chief Operating Officer and General Counsel

Dated: November 1, 2016